Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Reports 1st Quarter 2017 Results;

Updates Full Year 2017 Outlook

Boca Raton, Florida, May 1, 2017 (GLOBE NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended March 31, 2017.

Highlights of the first quarter include:

•	Increased Full Year Outlook

•	Net income of $37.6 million or $0.31 per share

•	AFFO per share growth of 17% over the year earlier period

•	Completed $760.0 million financing transaction in April at 3.168%

“The first quarter was a good start to 2017 for SBA,” commented Jeffrey A. Stoops, President and CEO. “Our results were ahead of our expectations and allow us to increase our full year Outlook. Domestic carrier activity in the first quarter improved slightly over 2016 levels, and international carrier activity was solid and stable. With the FirstNet award and the 600 MHz auction now realized, and 5G deployments on the horizon, we expect domestic customer demand to remain solid for years to come. Against this solid demand backdrop, we intend to continue to allocate capital for portfolio growth and stock repurchases such as to maintain our target leverage in the 7.0x to 7.5x net debt/adjusted EBITDA range and in some cases exceed that range temporarily for the right opportunity. With our solid first quarter results, combined with our expectations around future customer demand and capital allocation opportunities, we are solidly on track to achieve our long term goal of $10 or more of AFFO per share in 2020.”

Operating Results

The table below details select financial results for the three months ended March 31, 2017. For further information, refer to the financial information and non-GAAP and other reconciliations included in this press release, as well as the supplemental financial data package located under the investor section of the Company’s corporate website.

	Q1 2017	Q1 2016	$ Change	% Change	% Change Excluding FX
Consolidated	(in millions, except per share amounts)
Site leasing revenue	$397.6	$374.5	$23.1	6.2%	3.4%
Site development revenue	25.8	25.3	0.5	2.0%	2.0%
Tower cash flow	312.3	291.3	21.0	7.2%	5.1%
Net income	37.6	53.6	(16.0)	(29.9%)	(39.5%)
Earnings per share - diluted	0.31	0.43	(0.12)	(27.9%)	(37.2%)
Adjusted EBITDA	292.2	274.7	17.5	6.4%	4.3%
AFFO	206.3	182.4	23.9	13.1%	9.8%
AFFO per share	1.69	1.45	0.24	16.6%	13.1%

Total revenues in the first quarter of 2017 were $423.4 million compared to $399.8 million in the year earlier period, an increase of 5.9%. Site leasing revenue in the quarter of $397.6 million was comprised of domestic site leasing revenue of $321.1 million and international site leasing revenue of $76.4 million. Domestic cash site leasing revenue was $321.7 million in the first quarter of 2017 compared to $311.2 million in the year earlier period, an increase of 3.4%. International cash site leasing revenue was $71.9 million in the first quarter of 2017 compared to $54.5 million in the year earlier period, an increase of 32.1%.

Site leasing operating profit was $308.2 million, an increase of 5.6% over the year earlier period. Site leasing contributed 98.7% of the Company’s total operating profit in the first quarter of 2017. Domestic site leasing segment operating profit was $255.7 million, an increase of 2.0% over the year earlier period. International site leasing segment operating profit was $52.5 million, an increase of 28.2% over the year earlier period.

Tower Cash Flow for the first quarter of 2017 of $312.3 million was comprised of Domestic Tower Cash Flow of $263.4 million and International Tower Cash Flow of $48.9 million. Domestic Tower Cash Flow for the quarter increased 3.6% over the prior year period and International Tower Cash Flow increased 32.1% over the prior year period. Tower Cash Flow Margin was 79.3% and 79.7% for the first quarter of 2017 and 2016, respectively.

Net Cash Interest Expense was $74.4 million in the first quarter of 2017 compared to $81.9 million in the first quarter of 2016.

Net income for the first quarter of 2017 was $37.6 million, or $0.31 per share, and included a $13.7 million gain on the currency related remeasurement of a U.S. dollar denominated intercompany loan with a Brazilian subsidiary, while net income for the first quarter of 2016 was $53.6 million, or $0.43 per share, and included a $44.8 million gain on the currency related remeasurement of a U.S. dollar denominated intercompany loan with a Brazilian subsidiary.

Adjusted EBITDA for the quarter was $292.2 million, a 6.4% increase over the prior year period. Adjusted EBITDA Margin was 69.7% in the first quarter of 2017 compared to 70.3% in the first quarter of 2016.

AFFO for the quarter was $206.3 million, a 13.1% increase over the prior year period. AFFO per share for the first quarter of 2017 was $1.69, a 16.6% increase over the first quarter of 2016.

Investing Activities

During the first quarter of 2017, SBA purchased 90 communication sites for $28.2 million in cash. SBA also built 58 towers during the first quarter of 2017. As of March 31, 2017, SBA owned or operated 26,284 communication sites, 15,907 of which are located in the United States and its territories, and 10,377 of which are located internationally. In addition, the Company spent $15.9 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the first quarter of 2017 were $78.4 million, consisting of $7.8 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $70.6 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, and purchasing land and easements).

Subsequent to the first quarter of 2017, the Company acquired 9 communication sites for an aggregate consideration of $5.6 million in cash. In addition, the Company has agreed to purchase in the U.S. and internationally 172 communication sites for an aggregate amount of $109.7 million. The Company anticipates that these acquisitions will be consummated by the end of the third quarter of 2017.

Financing Activities and Liquidity

SBA ended the first quarter with $8.8 billion of total debt, $6.9 billion of total secured debt, $162.9 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $8.6 billion of Net Debt. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 7.4x and 5.8x, respectively.

As of the date of this press release, SBA had $90.0 million outstanding under its $1.0 billion Revolving Credit Facility.

On January 12, 2017, the Board of Directors approved the authorization of a new $1.0 billion stock repurchase plan replacing the prior plan which had a remaining authorization of $150.0 million. As of the date of this press release, the Company had the full $1.0 billion authorization remaining under the new plan.

On April 17, 2017, the Company, through a Trust, issued $760.0 million of Secured Tower Revenue Securities Series 2017-1C which have an anticipated repayment date of April 11, 2022 and a final maturity date of April 9, 2047 (the “2017-1C Tower Securities). The fixed interest rate on the 2017-1C Tower Securities is 3.168% per annum, payable monthly. Net proceeds from this offering were used to prepay the entire $610.0 million aggregate principal amount, as well as accrued and unpaid interest, of the 2012-1C Tower Securities and for general corporate purposes.

Outlook

The Company is updating its full year 2017 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s full year 2017 Outlook assumes the acquisitions of only those communication sites under contract at the time of this press release. The Company may spend additional capital in 2017 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2017 guidance. The Outlook does not contemplate any new financings or any additional repurchases of the Company’s stock during 2017 other than those financings and repurchases completed as of the date of this press release.

The Company’s Outlook assumes an average foreign currency exchange rate of 3.30 Brazilian Reais to 1.0 U.S. Dollar, 1.37 Canadian Dollars to 1.0 U.S. Dollar, and 660.0 Chilean Pesos to 1.0 U.S. Dollar for the last three quarters of 2017, including an assumption of 3.25 BRL to 1.0 USD during the second quarter of 2017.

(in millions, except per share amounts)	Full Year 2017
Site leasing revenue (1)	$1,600.0	to	$1,620.0
Site development revenue	$85.0	to	$105.0
Total revenues	$1,685.0	to	$1,725.0
Tower Cash Flow (2)	$1,258.0	to	$1,278.0
Adjusted EBITDA (2)	$1,181.0	to	$1,201.0
Net cash interest expense (3)	$301.0	to	$311.0
Non-discretionary cash capital expenditures (4)	$31.0	to	$41.0
AFFO (2)	$812.0	to	$854.0
AFFO per share (5)	$6.65	to	$6.99
Discretionary cash capital expenditures (6)	$310.0	to	$330.0

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	See the reconciliation of this non-GAAP financial measure presented below under “Non-GAAP Financial Measures.”
(3)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(4)	Consists of tower maintenance and general corporate capital expenditures.
(5)	Outlook for AFFO per share is calculated by dividing the Company’s outlook for AFFO by an assumed weighted average number of diluted common shares of 122.1 million. Our Outlook does not include the impact of any additional repurchases of the Company’s stock during 2017 other than those repurchases completed as of the date of this press release.
(6)	Consists of new tower builds, tower augmentations, communication site acquisitions and ground lease purchases. Does not include expenditures for acquisitions of revenue producing assets not under contract at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Monday, May 1, 2017 at 5:00 PM (ET) to discuss the quarterly results. The call may be accessed as follows:

When:	Monday, May 1, 2017 at 5:00 PM (ET)
Dial-in Number:	(877) 260-8900
Conference Name:	SBA first quarter results
Replay Available:	May 1, 2017 at 8:00 PM (ET) through May 15, 2017 at 11:59 PM (ET)
Replay Number:	(800) 475-6701
Access Code:	421925
Internet Access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) the Company’s long term goal of producing AFFO of $10 or more per share in 2020, (ii) expectations regarding future domestic and international customer demand, (iii) the Company’s intentions for future capital allocation and (iv) the Company’s financial and operational guidance for the full year 2017, (v) timing of closing for currently pending acquisitions, (vi) our expectations regarding additional capital spending in 2017 and (vii) expectations regarding Canadian, Chilean, and Brazilian foreign exchange rates and their impact on the Company’s financial and operational guidance. Furthermore, the Company’s 2017 outlook assumes that the Company’s business is currently operated in a manner that complies with the REIT rules and that the Company is able to qualify and to remain qualified as a REIT and the timing of such qualification. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on March 1, 2017.

The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to identify and acquire sites at prices and upon terms that will allow the portfolio growth to be accretive; (3) the Company’s ability to accurately identify any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the impact of continued consolidation among wireless service providers on the Company’s leasing revenue; (6) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (7) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (8) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business while seeking to attain its investment goals; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the Company’s ability to realize economies of scale from its tower portfolio; (11) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, and internationally; (12) the continued dependence on towers and outsourced site development services by the wireless carriers; (13) the Company’s ability to protect its rights to land under its towers; (14) the Company’s ability to obtain future financing at commercially reasonable rates or at all; (15) the Company’s ability to continue to receive payments from Oi in accordance with the terms of our contracts; and (16) the Company’s ability to qualify for treatment as a REIT for U.S. federal income tax purposes and to comply with and conduct its business in accordance with such rules. With respect to the Company’s plan for new builds, these factors also include zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build additional towers in 2017. With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition and its ability to accurately anticipate the future performance of the acquired towers, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration. With respect to repurchases under the Company’s stock repurchase program, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in thousands, except per share amounts)

	For the three months ended March 31,
	2017	2016
Revenues:
Site leasing	$397,550	$374,450
Site development	25,813	25,319

Total revenues	423,363	399,769

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	89,382	82,762
Cost of site development	21,588	19,833
Selling, general, and administrative (1)	34,223	30,406
Acquisition related adjustments and expenses	2,969	3,182
Asset impairment and decommission costs	8,351	6,183
Depreciation, accretion, and amortization	159,031	159,801

Total operating expenses	315,544	302,167

Operating income	107,819	97,602

Other income (expense):
Interest income	3,234	1,866
Interest expense	(77,602)	(83,804)
Non-cash interest expense	(705)	(455)
Amortization of deferred financing fees	(6,698)	(5,265)
Other income (expense), net	14,948	45,900

Total other expense	(66,823)	(41,758)

Income before provision for income taxes	40,996	55,844
Provision for income taxes	(3,398)	(2,205)

Net income	$37,598	$53,639

Net income per common share
Basic	$0.31	$0.43

Diluted	$0.31	$0.43

Weighted average number of common shares
Basic	121,049	125,398

Diluted	121,734	126,124

(1)	Includes non-cash compensation of $8,826 and $7,686 for the three months ended March 31, 2017 and 2016, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	March 31, 2017	December 31, 2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$132,222	$146,109
Restricted cash	30,674	36,786
Accounts receivable, net	74,214	78,344
Costs and estimated earnings in excess of billings on uncompleted contracts	13,108	11,127
Prepaid and other current assets	51,049	52,205

Total current assets	301,267	324,571
Property and equipment, net	2,785,944	2,792,076
Intangible assets, net	3,605,548	3,656,924
Other assets	604,691	587,374

Total assets	$7,297,450	$7,360,945

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$29,628	$28,320
Accrued expenses	53,956	61,129
Current maturities of long-term debt	20,000	627,157
Deferred revenue	96,039	101,098
Accrued interest	19,214	44,503
Other current liabilities	9,756	11,240

Total current liabilities	228,593	873,447
Long-term liabilities:
Long-term debt, net	8,646,174	8,148,426
Other long-term liabilities	339,177	334,993

Total long-term liabilities	8,985,351	8,483,419
Shareholders’ deficit:
Prefer. stock-par value $.01, 30,000 shares authorized, no shares issued or outst.	—	—
Common stock - Class A, par value $.01, 400,000 shares authorized, 121,256 and 121,004 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	1,213	1,210
Additional paid-in capital	2,029,480	2,010,520
Accumulated deficit	(3,604,288)	(3,637,467)
Accumulated other comprehensive loss	(342,899)	(370,184)

Total shareholders’ deficit	(1,916,494)	(1,995,921)

Total liabilities and shareholders’ deficit	$7,297,450	$7,360,945

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited) (in thousands)

	For the three months ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$37,598	$53,639
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, accretion, and amortization	159,031	159,801
Non-cash asset impairment and decommission costs	7,047	4,196
Non-cash compensation expense	9,277	7,785
Amortization of deferred financing fees	6,698	5,265
Gain on remeasurement of U.S. dollar denominated intercompany loan	(13,659)	(44,765)
Other non-cash items reflected in the Statements of Operations	35	(121)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	1,444	90
Prepaid expenses and other assets	(4,777)	(12,266)
Accounts payable and accrued expenses	(3,899)	(8,277)
Accrued interest	(25,290)	(14,552)
Other liabilities	(1,199)	(6,151)

Net cash provided by operating activities	172,306	144,644

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(42,651)	(91,832)
Capital expenditures	(35,747)	(36,060)
Other investing activities	(5,879)	(4,447)

Net cash used in investing activities	(84,277)	(132,339)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under Revolving Credit Facility	(110,000)	20,000
Repayment of Term Loans	(5,000)	(5,000)
Repurchase and retirement of common stock, inclusive of fees	(4,419)	(50,012)
Other financing activities	7,147	1,689

Net cash used in financing activities	(112,272)	(33,323)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	3,744	6,032

NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(20,499)	(14,986)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH:
Beginning of period	185,970	146,619

End of period	$165,471	$131,633

Selected Capital Expenditure Detail

	For the three months ended March 31,
	2017	2016
	(in thousands)
Construction and related costs on new builds	$16,816	$18,944
Augmentation and tower upgrades	11,115	9,292
Non-discretionary capital expenditures:
Tower maintenance	6,647	6,662
General corporate	1,169	1,162

Total non-discretionary capital expenditures	7,816	7,824

Total capital expenditures	$35,747	$36,060

Communication Site Portfolio Summary

	Domestic	International	Total

Sites owned at December 31, 2016	15,922	10,275	26,197
Sites acquired during the first quarter	35	55	90
Sites built during the first quarter	11	47	58
Sites reclassified/decommissioned during the first quarter	(61)	—	(61)

Sites owned at March 31, 2017	15,907	10,377	26,284

Segment Operating Profit and Segment Operating Profit Margin

Domestic site leasing and International site leasing are the two segments within our site leasing business. Segment operating profit is a key business metric and one of our two measures of segment profitability. The calculation of Segment operating profit for each of our segments is set forth below.

	Domestic Site Leasing		Int’l Site Leasing		Site Development
	For the three months		For the three months		For the three months
	ended March 31,		ended March 31,		ended March 31,
	2017	2016	2017	2016	2017	2016
	(in thousands)
Segment revenue	$321,130	$315,230	$76,420	$59,220	$25,813	$25,319
Segment cost of revenues (excluding depreciation, accretion, and amortization)	(65,427)	(64,475)	(23,955)	(18,287)	(21,588)	(19,833)

Segment operating profit	$255,703	$250,755	$52,465	$40,933	$4,225	$5,486

Segment operating profit margin	79.6%	79.5%	68.7%	69.1%	16.4%	21.7%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue; (ii) Tower Cash Flow and Tower Cash Flow Margin; (iii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); (v) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share; and (vi) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”).

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition. Specifically, we believe that:

(1) Cash Site Leasing Revenue and Tower Cash Flow are useful indicators of the performance of our site leasing operations;

(2) Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by excluding the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of REITs. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance;

(3) FFO, AFFO and AFFO per share, which are metrics used by our public company peers in the communication site industry, provide investors useful indicators of the financial performance of our business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. On October 3, 2016, SBA’s Board authorized SBA to take the steps necessary to be subject to tax as a REIT commencing with the taxable year ending December 31, 2016. We believe that we are operating in a manner that complies with the REIT rules as of January 1, 2016. As a result, we have updated our definition of FFO. Under the revised definition, FFO no longer includes an adjustment to reflect our estimate of our cash taxes had we been a REIT. However, AFFO continues to exclude the non-cash portion of our reported tax provision. We refer to the prior definition as FFO, as previously defined. FFO, AFFO, and AFFO per share are also used to address questions we receive from analysts and investors who routinely assess our operating performance on the basis of these performance measures, which are considered industry standards. We believe that FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion). We believe that AFFO and AFFO per share help investors or other interested parties meaningfully evaluate our financial performance as they include (1) the impact of our capital structure (primarily interest expense on our outstanding debt) and (2) sustaining capital expenditures and exclude the impact of our (1) asset base (primarily depreciation, amortization and accretion) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. We only use AFFO as a performance measure. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment. We believe our definition of FFO is consistent with how that term is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and that our definition and use of AFFO and AFFO per share is consistent with those reported by the other communication site companies;

(4) Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity and, to the extent that such measures are calculated on Net Debt are net of our cash and cash equivalents, short-term restricted cash, and short-term investments; and

(5) Our Constant Currency Measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign currency exchange rate fluctuations.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 2014 Senior Notes and 2016 Senior Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

Financial Metrics after Eliminating the Impact of Changes In Foreign Currency Exchange Rates

We eliminate the impact of changes in foreign currency exchange rates for each of the following financial metrics by dividing the current period’s financial results by the average monthly exchange rates of the prior year period. The table below provides the reconciliation of the reported growth rate year-over-year of each of the following measures to the growth rate after eliminating the impact of changes in foreign currency exchange rates to such measure: (1) total site leasing revenue, total cash site leasing revenue, and International cash site leasing revenue, (2) total site leasing segment operating profit and International site leasing segment operating profit, (3) total Tower Cash Flow and International Tower Cash Flow, (4) Net income, (5) diluted earnings per share, (6) Adjusted EBITDA, and (7) AFFO and AFFO per share.

	First quarter 2017 year over year growth rate	Foreign currency impact	Growth excluding foreign currency impact
Total site leasing revenue	6.2%	2.8%	3.4%
Total cash site leasing revenue	7.7%	2.7%	5.0%
Int’l cash site leasing revenue	32.1%	17.8%	14.3%
Total site leasing segment operating profit	5.6%	2.3%	3.3%
Int’l site leasing segment operating profit	28.2%	16.5%	11.7%
Total site leasing tower cash flow	7.2%	2.1%	5.1%
Int’l site leasing tower cash flow	32.1%	16.5%	15.6%
Net income	(29.9%)	9.6%	(39.5%)
Earnings per share - diluted	(27.9%)	9.3%	(37.2%)
Adjusted EBITDA	6.4%	2.1%	4.3%
AFFO	13.1%	3.3%	9.8%
AFFO per share	16.6%	3.5%	13.1%

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The tables below set forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months		For the three months		For the three months
	ended March 31,		ended March 31,		ended March 31,
	2017	2016	2017	2016	2017	2016
	(in thousands)
Site leasing revenue	$321,130	$315,230	$76,420	$59,220	$397,550	$374,450
Non-cash straight-line leasing revenue	535	(4,079)	(4,474)	(4,768)	(3,939)	(8,847)

Cash site leasing revenue	321,665	311,151	71,946	54,452	393,611	365,603
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(65,427)	(64,475)	(23,955)	(18,287)	(89,382)	(82,762)
Non-cash straight-line ground lease expense	7,144	7,624	926	870	8,070	8,494

Tower Cash Flow	$263,382	$254,300	$48,917	$37,035	$312,299	$291,335

Tower Cash Flow Margin	81.9%	81.7%	68.0%	68.0%	79.3%	79.7%

Forecasted Tower Cash Flow for Full Year 2017

The table below sets forth the reconciliation of forecasted Tower Cash Flow set forth in the Outlook section to its most comparable GAAP measurement for the full year 2017:

	Full Year 2017
	(in millions)
Site leasing revenue	$1,600.0	to	$1,620.0
Non-cash straight-line leasing revenue	(18.0)	to	(13.0)

Cash site leasing revenue	1,582.0	to	1,607.0
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(352.0)	to	(362.0)
Non-cash straight-line ground lease expense	28.0	to	33.0

Tower Cash Flow	$1,258.0	to	$1,278.0

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement.

	For the three months ended March 31,
	2017	2016
	(in thousands)
Net income	$37,598	$53,639
Non-cash straight-line leasing revenue	(3,939)	(8,847)
Non-cash straight-line ground lease expense	8,070	8,494
Non-cash compensation	9,277	7,785
Other income	(14,948)	(45,900)
Acquisition related adjustments and expenses	2,969	3,182
Asset impairment and decommission costs	8,351	6,183
Interest income	(3,234)	(1,866)
Total interest expense (1)	85,005	89,524
Depreciation, accretion, and amortization	159,031	159,801
Provision for taxes (2)	3,986	2,660

Adjusted EBITDA	$292,166	$274,655

Annualized Adjusted EBITDA (3)	$1,168,664	$1,098,620

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	For the three months ended March 31, 2017 and 2016, these amounts included $588 and $455, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.
(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended March 31,
	2017	2016
	(in thousands)
Total revenues	$423,363	$399,769
Non-cash straight-line leasing revenue	(3,939)	(8,847)

Total revenues minus non-cash straight-line leasing revenue	$419,424	$390,922

Adjusted EBITDA	$292,166	$274,655

Adjusted EBITDA Margin	69.7%	70.3%

Forecasted Adjusted EBITDA for Full Year 2017

The table below sets forth the reconciliation of the forecasted Adjusted EBITDA set forth in the Outlook section to its most comparable GAAP measurement for the full year 2017:

	Full Year 2017
	(in millions)
Net income	$87.0	to	$137.0
Non-cash straight-line leasing revenue	(18.0)	to	(13.0)
Non-cash straight-line ground lease expense	28.0	to	33.0
Non-cash compensation	40.0	to	35.0
Other (income) expense	1.0	to	(4.0)
Acquisition related adjustments and expenses	16.0	to	12.0
Asset impairment and decommission costs	35.0	to	30.0
Interest income	(11.0)	to	(9.0)
Total interest expense (1)	346.0	to	335.0
Depreciation, accretion, and amortization	639.0	to	629.0
Provision for taxes (2)	18.0	to	16.0

Adjusted EBITDA	$1,181.0	to	$1,201.0

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	Includes projections for franchise taxes and gross receipts taxes which will be reflected in the Statement of Operations in Selling, general, and administrative expenses.

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

We use FFO as defined by NAREIT. Given that we have announced our intention to elect REIT status as of January 1, 2016 and our belief that we are operating in a manner that complies with the REIT rules, FFO no longer includes an adjustment to reflect our estimate of our cash taxes had we been a REIT. However, AFFO continues to exclude the non-cash portion of our reported tax provision.

The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement.

	For the three months ended March 31,
(in thousands, except per share amounts)	2017	2016
Net income	$37,598	$53,639
Real estate related depreciation, amortization, and accretion	157,937	158,335
Adjustments for unconsolidated joint ventures	170	—

FFO (1)	$195,705	$211,974
Adjustments to FFO:
Non-cash straight-line leasing revenue	(3,939)	(8,847)
Non-cash straight-line ground lease expense	8,070	8,494
Non-cash compensation	9,277	7,785
Adjustment for non-cash portion of tax provision (2)	(53)	117
Non-real estate related depreciation, amortization, and accretion	1,094	1,466
Amortization of deferred financing costs and debt discounts	7,403	5,720
Other income	(14,948)	(45,900)
Acquisition related adjustments and expenses	2,969	3,182
Asset impairment and decommission costs	8,351	6,183
Non-discretionary cash capital expenditures	(7,816)	(7,824)
Adjustments for unconsolidated joint ventures	177	—

AFFO	$206,290	$182,350

Weighted average number of common shares (3)	121,734	126,124

AFFO per share	$1.69	$1.45

(1)	FFO, as previously defined, for the first quarter of 2016 was $212,091, which excludes $117 related to the adjustment for the non-cash portion of tax provision in a manner which is consistent with our commencement of operations as a REIT on January 1, 2016.
(2)	Adjusts the income tax provision during the first quarter of 2016 to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT. Removes the non-cash portion of the tax provision for the first quarter of 2017.
(3)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Forecasted AFFO for the Full Year 2017

The table below sets forth the reconciliation of the forecasted AFFO and AFFO per share set forth in the Outlook section to its most comparable GAAP measurement for the full year 2017:

(in millions, except per share amounts)	Full Year 2017
Net income	$87.0	to	$137.0
Real estate related depreciation, amortization, and accretion	631.0	to	623.0
Adjustments for unconsolidated joint ventures	0.5	to	0.5

FFO	$718.5	to	$760.5
Adjustments to FFO:
Non-cash straight-line leasing revenue	(18.0)	to	(13.0)
Non-cash straight-line ground lease expense	28.0	to	33.0
Non-cash compensation	40.0	to	35.0
Non-real estate related depreciation, amortization, and accretion	8.0	to	6.0
Amort. of deferred financing costs and debt discounts	24.0	to	25.0
Other (income) expense	1.0	to	(4.0)
Acquisition related adjustments and expenses	16.0	to	12.0
Asset impairment and decommission costs	35.0	to	30.0
Non-discretionary cash capital expenditures	(41.0)	to	(31.0)
Adjustments for unconsolidated joint ventures	0.5	to	0.5

AFFO	$812.0	to	$854.0

Weighted average number of common shares (1)	122.1		122.1

AFFO per share	$6.65		$6.99

(1)	Our assumption for weighted average number of common shares does not contemplate any additional repurchases of the Company’s stock during 2017 other than those repurchases completed as of the date of this press release.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

March 31, 2017
(in thousands)
2012-1C Tower Securities	$610,000
2013-1C Tower Securities	425,000
2013-2C Tower Securities	575,000
2013-1D Tower Securities	330,000
2014-1C Tower Securities	920,000
2014-2C Tower Securities	620,000
2015-1C Tower Securities	500,000
2016-1C Tower Securities	700,000
Revolving Credit Facility	280,000
2014 Term Loan (carrying value of $1,448,858)	1,458,750
2015 Term Loan (carrying value of $483,515)	491,250

Total secured debt	6,910,000
2014 Senior Notes (carrying value of $737,505)	750,000
2016 Senior Notes (carrying value of $1,079,520)	1,100,000

Total unsecured debt	1,850,000

Total debt	$8,760,000

Leverage Ratio
Total debt	$8,760,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(162,896)

Net debt	$8,597,104

Divided by: Annualized Adjusted EBITDA	$1,168,664

Leverage Ratio	7.4x

Secured Leverage Ratio
Total secured debt	$6,910,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(162,896)

Net Secured Debt	$6,747,104

Divided by: Annualized Adjusted EBITDA	$1,168,664

Secured Leverage Ratio	5.8x